Exhibit 99.1

Ocean Bio-Chem, Inc. Reports Third Quarter and

Nine Month Financial Results

FORT LAUDERDALE, FL., November 14, 2019 -- Ocean Bio-Chem, Inc. (NASDAQ: OBCI) announced today its financial results for the third quarter and the first nine months of 2019.

For the three months ended September 30, 2019, net sales were approximately $12,503,000, compared to net sales of approximately $13,182,000 for the three months ended September 30, 2018, a decrease of approximately $679,000 or 5.2%.

For the three months ended September 30, 2019, net income was approximately $1,125,000, compared to net income of approximately $1,272,000 for the three months ended September 30, 2018, resulting in a decrease of approximately $147,000 or 11.6%. Diluted earnings per share for the three months ended September 30, 2019, were $0.12 compared to $0.14 during the same period in 2018, a decrease of 12.5%.

For the nine months ended September 30, 2019, net sales were approximately $32,529,000, compared to net sales of approximately $32,965,000 for the same period of 2018, a decrease of approximately $436,000 or 1.3%.

For the nine months ended September 30, 2019, net income was approximately $2,849,000, compared to net income of approximately $2,917,000 for the first nine months of 2018, a decrease of approximately $68,000 or 2.3%. Diluted earnings per share for the nine months ended September 30, 2019, was $0.30 compared to $0.31 for the same period in 2018, a decrease of 3.2%.

(In thousands, except per share data)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
NET SALES	$12,503	$13,182	$32,529	$32,965
PRE-TAX INCOME	1,443	1,631	3,662	3,748
NET INCOME	$1,125	$1,272	$2,849	$2,917

EPS - DILUTED PER COMMON SHARE	$0.12	$0.14	$0.30	$0.31

DIVIDENDS PER COMMON SHARE	-	-	$0.05	$0.06

Peter Dornau, the Company’s President and CEO commented: “We believe the decline in third quarter 2019 net sales as compared to the same period in 2018 reflects continued adverse weather conditions in parts of the United States and the resulting curtailment of boating activity. In addition, the decline was due to competitive pricing pressures as a result of reduced raw materials costs, which resulted in lower average selling prices for our winterizing products. However, as a result of an improved sales mix, the Company improved its gross margin as a percentage of sales to 35.2% in the third quarter of 2019 from 34.2% for the same period in 2018.”

Jeffrey Barocas, Chief Financial Officer of the Company, commented: “The financial position of the Company continues to be strong. At September 30, 2019, the Company had approximately $4.0 million in cash (including $2.1 million in unrestricted cash and $1.9 million restricted to use in connection with the expansion of our Montgomery, Alabama facilities), with a current ratio of 6.5 to 1. At September 30, 2019, the Company did not have any outstanding balances on its line of credit.”

About Ocean Bio-Chem, Inc.:

Ocean Bio-Chem, Inc. manufactures, markets and distributes a broad line of appearance and maintenance products for the marine, automotive, power sports, recreational vehicle and outdoor power equipment markets under the Star brite®, Star Tron®, Performacide®, Outdoor Collection and other brand names within the United States of America and Canada. In addition, the Company produces private label formulations of many of its products for various customers and provides custom blending and packaging services for these and other products. The Company also manufactures, markets and distributes a line of disinfectant, sanitizing and deodorizing products under the Star brite® and Performacide® brand names.

The Company's web sites are: www.oceanbiochem.com; www.starbrite.com; www.startron.com; and www.performacide.com

Forward-looking Statements:

Certain statements contained in this press release, including without limitation, any statements contained in this report that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "believe," "may," "will," "expect," "anticipate," "intend," or "could," including the negative or other variations thereof or comparable terminology, are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those expressed or implied by such forward-looking statements. Factors that may affect these results include, but are not limited to, the highly competitive nature of our industry; reliance on certain key customers; changes in consumer demand for marine, recreational vehicle and automotive products; advertising and promotional efforts; unanticipated litigation developments; adverse weather conditions; exposure to market risks relating to changes in interest rates, foreign exchange rates, prices for raw materials that are petroleum or chemical based and other factors addressed in Part I, Item 1A (“Risk Factors”) in our annual report on Form 10-K for the year ended December 31, 2018.

Contact:

Peter Dornau
CEO and President
pdornau@starbrite.com
954-587-6280

Jeff Barocas
Vice President & CFO
Jbarocas@starbrite.com
954-587-6280